CONFIDENTIAL

Amended and Restated Third Point Reinsurance Ltd.
Director Compensation Policy
The Compensation Committee of the Board of Directors (the “Board”) of Third Point Reinsurance Ltd. (the “Company”) has adopted the following modifications to the compensation policy applicable to its independent directors. This amended and restated policy is adopted as of February 23, 2021 (the “Adoption Date”), and is effective as of the date of the closing (the “Closing Date”) of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of August 6, 2020, among Sirius International Insurance Group, Ltd., a Bermuda exempted company limited by shares, the Company and Yoga Merger Sub Limited, a Bermuda exempted company limited by shares and a wholly owned subsidiary of Parent (the “Merger Agreement”, and such transactions, the “Transactions”).
This policy has been developed to compensate certain independent directors of the Company for their time, commitment and contributions to the Board and to the boards of any subsidiaries of the Company on which they serve. This policy shall apply to independent directors of the Company who are not employees of the Company or any of its subsidiaries, and who do not have any material financial relationship with the Company, either directly or as part of an organization that has a material financial relationship with the Company, which shall include, but not be limited to, (x) Third Point LLC, Daniel S. Loeb or any related entities and (y) CM Bermuda Limited, CMIG International Holding Pte. Ltd. or any related entities. Each independent director meeting these qualifications is referred to below as an “Independent Director”.
1.Effective Date of Policy. This Third Point Reinsurance Ltd. Director Compensation Policy is an amendment and restatement of the prior Amended and Restated Director Compensation Policy, dated as of August 6, 2020 (the “Prior Policy”), and supersedes the Prior Policy as of the Closing Date. This policy shall be effective as of the Closing Date.
2.Director Compensation.
    (a)    Cash Compensation. Each Independent Director shall be paid a cash retainer of $137,500 per year (or $172,500, in the case of the chairman of the Audit Committee of the Board, or $187,500, in the case of the Lead Independent Director, or $237,500, in the case of a non-executive Chair of the Board), payable quarterly in arrears on or about March 31st, June 30th, September 30th and December 31st, for each fiscal year of service on the Board. Cash retainers for partial years of service shall be pro-rated to reflect the number of days served by an Independent Director during any such year. Board members will also be entitled to receive reimbursement for reasonable expenses that are incurred in connection with their functions as a director of the Company.
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    (b)    Equity-based Compensation.
(i)Each Independent Director shall receive an annual grant of $137,500 worth of restricted shares of the Company, calculated based on the fair market value of a common share of the Company, par value US $0.10 per share, on the date on which such restricted shares are granted (the “Annual Grant”). Each Annual Grant shall typically be made on or around the date of the annual meeting of shareholders. Annual Grants for partial years of service shall be pro-rated to reflect the number of days served by an Independent Director during any such year, and shall typically be made on or around the date on which the Independent Director begins his or her service on the Board. The Annual Grants will be granted under, and subject to the terms and conditions of, the Third Point Reinsurance Ltd. 2013 Omnibus Incentive Plan or successor thereto (the “Plan”) and applicable award agreement entered into between the Company and the Independent Director, including, without limitation, the vesting and forfeiture provisions contained therein. The Annual Grant shall vest in one installment on April 30 of the calendar year following the year in which the Annual Grant is made, subject to the Independent Director’s continued service on the Board through such vesting date.
(ii)Each Independent Director whose service on the Board begins on or after the Adoption Date shall also receive an initial grant of $250,000 worth of restricted shares of the Company, calculated based on the fair market value of a common share of the Company, par value US $0.10 per share, on the date on which such restricted shares are granted (the “Initial Grant”). Each Initial Grant shall typically be made on or around the date on which the Independent Director begins his or her service on the Board (the “Commencement Date”). Such Initial Grant will be granted under, and subject to the terms and conditions of, the Plan and applicable award agreement entered into between the Company and the Independent Director, including, without limitation, the vesting and forfeiture provisions contained therein. The Initial Grant shall vest in three equal annual installments on each anniversary of the Commencement Date, subject to the Independent Director’s continued service on the Board through each such vesting date. In order to promote fairness and consistency in the compensation of the Independent Directors, all Independent Directors whose service on the Board began prior to, and will continue through, the Adoption Date shall also receive an Initial Grant effective as of the Adoption Date, on the terms and conditions as are set forth in this Section 2(b)(ii).
3.This policy may be amended, revised or terminated by the Board at any time and from time to time. Any interpretive questions over the application of this policy shall be conclusively resolved by the Compensation Committee, the determination of which shall be final, binding and conclusive.

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Adopted on February 23, 2021.

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